Exhibit g(10)

February 27, 2020

State Street Bank and Trust Company

1 Iron Street, CCB0502

Boston, MA 02210

Attention: Timothy McKerrow

Re:	DOMINI INVESTMENT TRUST (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established a new series of shares to be known as the Domini Sustainable Solutions Fund (the “Portfolio”).

In accordance with Section 20.6.2, the Additional Portfolio provision, of the Master Custodian Agreement dated as of January 17, 2020, as amended, modified, or supplemented from time to time (the “Agreement”), by and among each registered investment company party thereto, and State Street Bank and Trust Company (“State Street”), the undersigned Fund hereby requests that State Street act as Custodian for the new Portfolio under the terms of the Agreement. In connection with such request, the undersigned Fund hereby confirms, as of the date hereof, its representations and warranties set forth in Section 20.7.1 of the Agreement.

Please indicate your acceptance of the foregoing by executing this letter agreement and returning a copy to the Fund.

Sincerely,

DOMINI INVESTMENT TRUST
on behalf of:
DOMINI SUSTAINABLE SOLUTIONS FUND

By:	/s/ Carole M. Laible
Name:	Carole M. Laible
Title:	President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: March 2, 2020

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